Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-26106, 33-35405, 33-57811, 333-91571, 333-31012, 333-74624, 333-16953, 333-116952, 333-116953, 333-123516, 333-128860 and 333-133840), Form S-3 (No. 33-67870 and 333-122139) and Form S-3/A (333-34167) of The Walt Disney Company of our report dated November 22, 2006, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Los Angeles, California

November 22, 2006